D.L. CROMWELL INVESTMENTS, INC.
                           1200 NORTH FEDERAL HIGHWAY
                            BOCA RATON, FLORIDA 33432



                                                     February 10, 1998

S. Peter Lebowitz
President
Big Smith Brands, Inc.
7100 W. Camino Real
Boca Raton, Florida 33433

Dear Peter:

         As set forth in the attached letter among Big Smith Brands, Inc. (the "Company"), Willora Company Limited ("Holders") and D.L. Cromwell Investments Inc. ("Cromwell"), Cromwell has agreed to assist the Company in the conversion and subsequent resale by the Holders of 200,000 shares of the Company's Common Stock and the 2,900,000 shares of Common Stock issuable upon conversion of the $1,631,500 principal amount of 6% Convertible Debentures (the "Debentures") currently outstanding.

         For a period of two years following the closing date, Cromwell shall have the first right of refusal to purchase for its account or to sell for the account of the Company, Peter Leibowitz and trusts for the benefit of Peter Leibowitz's family members, any securities with respect to which the Company or such persons may seek a private or public offering of the Company's securities. The Company and such persons will offer to Cromwell in writing the opportunity to purchase or sell any such securities on terms not more favorable to the Company or such persons than they can secure elsewhere. If Cromwell declines to enter into such a transaction or agree to enter into such a transaction within 30 days, then Cromwell shall have no further claim or right with respect to such financing proposal. In such case, except for an underwritten offering or acquisition, the Company shall not enter into a transaction in which it will issue any of its common stock or securities convertible or exercisable into common stock where the Common Stock would be freely tradeable within six (6) months following the rejection of the financing proposal without the prior written consent of Cromwell, which shall not be unreasonably withheld.

         Cromwell agrees that until December 31, 2000, with respect to any shares of Common Stock over which it has voting power, so long as Peter Liebowitz is the chief executive officer of the Company, it will grant a voting proxy to Peter Liebowitz or his designee. In addition, so long as its clients own any of the shares being placed pursuant to these letters, Cromwell will use its best efforts to insure that such persons vote such shares as recommended by the Board of Directors in the Board's exercise of its business judgment and its fiduciary duties. Cromwell is not required to use such efforts if it would violate any SEC or NASD rule or regulation.

         In addition, the Company shall indemnify Cromwell, its affiliates and each entity's officers, directors, agents, employees and controlling persons to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, expenses and other charges for counsel), proceedings or investigations (whether formal or informal) or threats thereof based upon, relating to or arising out of the engagement and transactions discussed herein.

         Please confirm that the foregoing correctly sets forth our agreement by signing and returning to us this letter agreement.


                                              Very truly yours,

                                              D.L. CROMWELL INVESTMENTS, INC.


                                              By: /s/ David Davidson
                                                  ------------------
                                                  Name: David Davidson
                                                  Title: Chairman and Chief
                                                         Executive Officer


Agreed and accepted:

BIG SMITH BRANDS, INC.



By:   /s/ S. Peter Lebowitz
      ---------------------
Name:  Peter Lebowitz
Title: President




/s/ S. Peter Lebowitz
---------------------
Peter Lebowitz, individually